Exhibit 99.1

Flux Power Announces Sales Order Backlog of $13.7M For Lithium-ion Battery Packs

Vista, CA – July 22, 2021 – Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion industrial batteries for commercial and industrial equipment, today announced that on July 20, 2021, its sales order backlog reached $13.7M.

These battery packs, to be delivered to customers in the current and subsequent quarters, will be used to power material handling equipment, airport ground support equipment (GSE), and other industrial equipment. The $13.7M in sales order backlog represents the Company’s highest open sales orders and reflects Company’s growing customer base and recovering status of some of its COVID impacted customers.

“We are pleased to see a recovery in the travel industry and repeat purchase orders from our global airline customers,” commented CEO Ron Dutt. “We believe this sales order backlog reflects broad customer satisfaction with our full line of lithium-ion battery packs.”

About Flux Power Holdings, Inc. (www.fluxpower.com)

Flux Power designs, develops, manufactures, and sells advanced lithium-ion energy storage solutions for lift trucks, airport ground support equipment (GSE), stationary energy storage, and other industrial and commercial applications. Flux Power’s battery packs, including its proprietary battery management system (BMS), provide its customers with a better performing, higher value, and more environmentally friendly alternative as compared to traditional lead acid and propane-based solutions.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified by the use of “believes,” “expects” or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements in this press release include but is not limited to development and success of new products, projected sales, failure to realize sales expected from backlog of orders and contracts; Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

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Justin Forbes

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